Exhibit 99.1        Press Release dated October 27, 2016

SIMPSON MANUFACTURING CO., INC.
ANNOUNCES THIRD QUARTER RESULTS

Pleasanton, CA - Simpson Manufacturing Co., Inc. (the “Company”) (NYSE: SSD) today announced its third quarter 2016 results.

Results of Operations for the Three Months Ended September 30, 2016, Compared with the Three Months Ended September 30, 2015.

Unless otherwise stated, the results announced below, when providing comparisons (which are generally indicated by words such as “increased,” “decreased,” "remained" or “compared to”), compare the results of operations for the three months ended September 30, 2016, against the results of operations for the three months ended September 30, 2015.

To avoid fractional percentages, all percentages presented below were rounded to the nearest whole number.

Overview

Net sales increased 7% to $231.0 million from $216.1 million. The Company had net income of $29.8 million compared to $21.6 million. Diluted net income per common share was $0.62 compared to $0.44.

Net sales

The Company's net sales increased in all segments.

•	Segment net sales:

◦
North America – Net sales increased 7%, mostly due to increased unit sales volumes in the United States on improved economic activity as well as a slight increase in average net sales unit prices. Canada's net sales were not significantly affected by effects of foreign currency translation.

◦
Europe – Net sales increased 6%, mostly due to increased unit sales volumes, partly offset by a decrease in average net sales unit prices. Europe's net sales were negatively affected by approximately $1.0 million due to the weakening of the British pound against the United States dollar.

•	Consolidated net sales channels and product groups:

◦	Net sales to dealer distributors, contractor distributors and home centers increased, primarily due to increased home construction activity, while net sales to lumber dealers decreased.

◦
Wood construction product net sales, including sales of connectors, truss plates, fastening systems, fasteners and shearwalls, represented 84% and 85% of the Company's total net sales in the third quarters of 2016 and 2015, respectively.

◦
Concrete construction product net sales, including sales of adhesives, chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials, represented 16% and 15% of the Company's total net sales in the third quarters of 2016 and 2015, respectively.

Gross profit

Gross profit increased to $113.5 million from $100.3 million. Gross profit as a percentage of net sales increased to 49% from 46%.

•
North America – Gross profit margin increased to 50% from 48%, primarily due to decreases in material and labor costs as well as a slight increase in average net sales unit price, partly offset by increases in factory overhead, shipping and warehouse costs, each as a percentage of sales.

•
Europe – Gross profit margin increased to 43% from 42%, as a result of decreases in factory overhead and material costs, partly offset by increases in shipping costs and warehouse costs, each as a percentage of net sales.

•
Product mix – The gross profit margin differential between wood construction products and concrete construction products, with concrete construction products having lower gross profit margins, increased to 16% from 15%, mostly due to the increase in gross profit margins for wood construction products exceeding the increase in gross profit margins for concrete construction products.

•
Steel prices – The market prices for steel have increased since the beginning of 2016. The Company currently anticipates that, subject to changing economic conditions, it is possible that steel prices will remain relatively stable during the fourth quarter of 2016.

Based on current information and subject to future events and circumstances, the Company estimates that its full-year 2016 gross profit margin will be between approximately 47% and 48%.

Research and development and engineering expense

Research and development and engineering expense decreased 22% to $10.9 million from $13.9 million, primarily due to a non-recurring $4.1 million write-off of a software development project in the third quarter of 2015, partly offset by an increase of $0.8 million in cash profit sharing expense on increased profits, all of which occurred in the North America segment.

Selling expense

Selling expense increased 8% to $24.3 million from $22.5 million, primarily due to increases of $1.2 million in personnel costs and $0.9 million in cash profit sharing and sales commission expenses on higher operating profits and net sales, partly offset by a decrease of $0.5 million in professional fees.

•
North America – Selling expense increased $1.3 million, primarily due to increases of $0.8 million in personnel costs, mostly related to the addition of staff and pay rate increases instituted on January 1, 2016, and $0.8 million in cash profit sharing and sales commission expenses, partly offset by a decrease of $0.4 million in professional fees.

•	Europe – Selling expense increased $0.3 million, primarily due to an increase of $0.2 million in personnel costs mostly related to the addition of staff.

General and administrative expense

General and administrative expense increased 14% to $32.5 million from $28.6 million, primarily due to increases of $1.8 million in cash profit sharing expense on increased profits, $0.9 million in software subscription and licensing fees, $0.8 million in personnel costs, mostly related to the addition of staff and pay rate increases instituted on January 1, 2016, $0.5 million in professional and legal fees primarily related to strategic initiatives and $0.4 million in stock-based compensation expenses, partly offset by a net decrease of $0.7 million in foreign currency losses.

•
North America – General and administrative expense increased $4.7 million, primarily due to increases of $1.7 million in cash profit sharing expense, $1.4 million in personnel costs, $0.9 million in software subscription and licensing fees, $0.2 million in professional and legal fees and $0.2 million in stock-based compensation.

•	Europe – General and administrative expense increased $0.5 million, primarily due to an increase of $0.2 million in cash profit sharing expense.

•
Asia/Pacific – General and administrative expense decreased $1.1 million, primarily due to a decrease of $0.4 million in personnel costs related to the sales office closures in 2015 and a net decrease of $0.2 million in foreign currency losses.

Income taxes

The Company's effective income tax rate decreased to 35% from 38%, primarily due to reduced operating losses in the Asia/Pacific segment, for which no income tax benefit was recorded. Based on current information and subject to future events and circumstances, the Company estimates that its full-year 2016 effective tax rate will be between 36% and 37%.

Results of Operations for the Nine Months Ended September 30, 2016, Compared with the Nine Months Ended September 30, 2015.

Unless otherwise stated, the results announced below, when providing comparisons (which are generally indicated by words such as “increased,” “decreased,” "remained" or “compared to”), compare the results of operations for the nine months ended September 30, 2016, against the results of operations for the nine months ended September 30, 2015.

To avoid fractional percentages, all percentages presented below were rounded to the nearest whole number.

Overview

Net sales increased 8% to $660.5 million from $609.3 million. The Company had net income of $72.3 million compared to $53.2 million. Diluted net income per common share was $1.49 compared to $1.08.

Net sales

The Company's net sales increased in both North America and Europe segments.

•	Segment net sales:

◦
North America – Net sales increased 10%, mostly due to increased unit sales volumes in the United States on improved economic activity, partly offset by a slight decrease in average sales prices. Canada's net sales were negatively affected by the Canadian dollar weakening against the United States dollar. In the local currency, Canada's net sales increased.

◦
Europe – Net sales increased 3%, mostly due to increased unit sales volumes, partly offset by a decrease in average sales prices. Europe's net sales were negatively affected by the European currencies weakening against the United States dollar.

◦
Asia/Pacific – Net sales decreased 34%, primarily due to the continued effects of the closing of sales offices in China, Thailand and Dubai late in the first quarter of 2015, which accounted for an approximately $4.0 million decrease in consolidated net sales.

•	Consolidated net sales channels and product groups:

◦	Net sales to dealer distributors, lumber dealers, contractor distributors and home centers increased, primarily due to increased home construction activity.

◦
Wood construction product net sales, including sales of connectors, truss plates, fastening systems, fasteners and shearwalls, represented 85% of the Company's total net sales in the first nine months of both 2016 and 2015.

◦
Concrete construction product net sales, including sales of adhesives, chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials, represented 15% of the Company's total net sales in the first nine months of both 2016 and 2015.

Gross profit

Gross profit increased to $317.5 million from $276.2 million. Gross profit as a percentage of net sales increased to 48% from 45%.

•
North America – Gross profit margin increased to 49% from 47%, primarily as a result of decreases in material costs, factory overhead (on increased production volumes) and labor, partly offset by an increase in warehouse costs, each as a percentage of sales.

•
Europe – Gross profit margin remained at 40%. Decreased material costs and factory overhead (on increased production costs) were offset by increased shipping labor costs, each as a percentage of sales.

•
Product mix – The gross profit margin differential between wood construction products and concrete construction products, with concrete construction products having lower gross profit margins, decreased to 14% from 16%.

Research and development and engineering expense

Research and development and engineering expense decreased 2% to $33.8 million from $34.6 million, primarily due to a non-recurring $4.1 million write-off of a software development project in the third quarter of 2015, partly offset by increases of $1.9 million in cash profit sharing expense on increased profits, $0.5 million in personnel costs and $0.3 million in computer costs, all of which occurred in the North America segment.

Selling expense

Selling expense increased 9% to $74.3 million from $68.2 million, primarily due to increases of $4.1 million in personnel costs and $2.3 million in cash profit sharing expense on increased profits, partly offset by decreases of $0.2 million in professional fees and $0.2 million in stock-based compensation.

•
North America – Selling expense increased $5.2 million, primarily due to increases of $3.7 million in personnel costs, mostly related to the addition of staff and pay rate increases instituted on January 1, 2016, and $2.2 million in cash profit sharing expense, partly offset by decreases of $0.4 million in professional fees and $0.2 million in stock-based compensation.

•	Europe – Selling expense increased $1.7 million, primarily due to increases of $1.1 million in personnel costs mostly related to the addition of staff and $0.1 million in cash profit sharing expense.

•	Asia/Pacific - Selling expense decreased $0.7 million, primarily due to a decrease of $0.7 million in personnel costs, related to closing three sales offices and downsizing one sales office in 2015.

General and administrative expense

General and administrative expense increased 11% to $96.8 million from $86.9 million, primarily due to increases of $4.7 million in cash profit sharing expense, $2.4 million in legal and professional fees primarily related to strategic initiatives, acquisition opportunities and shareholder engagement activities, $1.2 million in computer and information technology expense, $1.1 million in personnel costs and $0.7 million in stock-based compensation, partly offset by a decrease of $0.4 million in facility rent and maintenance expenses.

•
North America – General and administrative expense increased $10.3 million, primarily due to increases of $4.2 million in cash profit sharing expense, $2.5 million in personnel costs, $1.8 million in legal and professional fees, $1.3 million in computer and information technology expense and $0.3 million in stock-based compensation.

•	Europe – General and administrative expense increased $1.1 million, primarily due to increases of $0.6 million in legal and professional fees and $0.5 million in personnel costs.

•
Asia/Pacific – General and administrative expense decreased $2.2 million primarily due to decreases of $1.4 million in personnel costs and $0.3 million in facility rent and maintenance expense due to the sales office closures.

•
Administrative and All Other – General and administrative expense increased $0.8 million, primarily due to increases of $0.4 million in cash profit sharing expense and $0.6 million in stock-based compensation, partly offset by a decrease of $0.4 million in personnel costs.

Income taxes

The Company's effective income tax rate decreased to 36% from 38%, primarily due to reduced operating losses in the Asia/Pacific segment, for which no tax benefit was recorded.

Additional information

At its meeting in October 2016, the Company’s Board of Directors declared a cash dividend of $0.18 per share. The record date for the dividend will be on January 5, 2017, and it will be paid on January 26, 2017. The Board of Directors also scheduled the Company’s 2017 annual meeting of stockholders for Monday, April 24, 2017.

During the third quarter of 2016, the Company received the initial delivery of 983,500 shares of its common stock at an average price of $44.23 per share under the Company’s $50.0 million accelerated share repurchase program with Wells Fargo Bank, National Association, which is part of the $125 million authorized by the Company's Board of Directors for common stock repurchases through December 31, 2017.

Investors, analysts and other interested parties are invited to join the Company’s conference call on Friday, October 28, 2016, at 6:00 am Pacific Time. To participate, callers may dial 877-876-9177 (international callers may dial 785-424-1666). The call will be webcast simultaneously as well as being available for one month through a link on the Company’s website at www.simpsonmfg.com.

This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, based on numerous assumptions and subject to risks and uncertainties (some of which are beyond our control), such as statements above regarding anticipated or estimated steel prices, gross profit margin, and effective tax rate. Forward-looking statements are necessarily speculative in nature, and it can be expected that some or all of the assumptions of the forward-looking statements we furnish will not materialize or will vary significantly from actual results. Although the Company believes that these forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct, and our actual results might differ materially from results suggested by any forward-looking statement in this document. Many factors could significantly affect the Company's operations and cause the Company's actual results to differ substantially from the Company's expectations. Those factors include, but are not limited to: (i) general business cycles and construction business conditions; (ii) customer acceptance of the Company's products; (iii) product liability claims, contractual liability, engineering and design liability and similar liabilities or claims, (iv) relationships with key customers; (v) materials and manufacturing costs; (vi) the financial condition of customers, competitors and suppliers; (vii) technological developments including software development; (viii) increased competition; (ix) changes in industry practices or regulations; (x) litigation risks, (xi) changes in capital and credit market conditions; (xii) governmental and business conditions in countries where the Company's products are manufactured and sold; (xiii) changes in trade regulations; (xiv) the effect of acquisition activity; (xv) changes in the Company's plans, strategies, objectives, expectations or intentions; and (xvi) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission including in the Company's most recent Annual Report on Form 10-K under the heading "Item 1A - Risk Factors." Actual results might differ materially from results suggested by any forward-looking statements in this document. Except as required by law, the Company undertakes no obligation to publicly release any update or revision to these forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise. In light of the foregoing, investors are urged not to rely on our forward-looking statements in making an investment decision about our securities. We further do not accept any responsibility for any projections or reports published by analysts, investors or other third parties. The financial information set forth herein is presented on a preliminary unreviewed basis; reviewed data will be included in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2016, when filed.

The Company's results of operations (unaudited) for the three months and nine months ended September 30, 2016 and 2015, respectively, were as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
(Amounts in thousands, except per share data)	2016	2015	2016	2015
Net sales	$230,974	$216,139	$660,470	$609,295
Cost of sales	117,499	115,798	342,985	333,138
Gross profit	113,475	100,341	317,485	276,157
Research and development and engineering expense	10,932	13,935	33,807	34,648
Selling expense	24,304	22,535	74,313	68,156
General and administrative expense	32,543	28,648	96,786	86,875
Gain on disposal of assets	(81)	(26)	(763)	(57)
Income from operations	45,777	35,249	113,342	86,535
Interest expense, net	(82)	(175)	(400)	(264)
Income before taxes	45,695	35,074	112,942	86,271
Provision for income taxes	15,898	13,479	40,601	33,115
Net income	$29,797	$21,595	$72,341	$53,156
Earnings per common share:
Basic	$0.62	$0.44	$1.50	$1.08
Diluted	$0.62	$0.44	$1.49	$1.08
Weighted average shares outstanding:
Basic	48,119	48,998	48,231	49,157
Diluted	48,352	49,239	48,429	49,377
Other data:
Depreciation and amortization	$6,607	$6,948	$21,485	$21,664
Pre-tax equity-based compensation expense	3,383	2,941	9,707	9,528

Cash dividend declared per common share	$0.18	$0.16	$0.52	$0.46

The Company's financial position (unaudited) as of September 30, 2016 and 2015, and December 31, 2015, respectively, were as follows:

	September 30,		December 31,
(Amounts in thousands)	2016	2015	2015
Cash and cash equivalents	$218,720	$242,795	$258,825
Trade accounts receivable, net	141,716	132,727	106,011
Inventories	220,207	200,282	195,757
Other current assets	12,321	25,084	28,679
Total current assets	592,964	600,888	589,272
Property, plant and equipment, net	229,670	202,885	213,716
Goodwill	126,845	123,277	123,950
Other noncurrent assets	34,824	32,996	34,371
Total assets	$984,303	$960,046	$961,309
Trade accounts payable	$24,777	$24,934	$21,309
Other current liabilities	92,605	76,316	73,655
Total current liabilities	117,382	101,250	94,964
Other long-term liabilities	5,817	14,415	16,521
Stockholders' equity	861,104	844,381	849,824
Total liabilities and stockholders' equity	$984,303	$960,046	$961,309

Additional financial data of the Company (unaudited) for the three months and nine months ended September 30, 2016 and 2015, respectively, were as follows:

	Three Months Ended			Nine Months Ended
	September 30,		%	September 30,		%
(Amounts in thousands)	2016	2015	change*	2016	2015	change*
Net Sales by Reporting Segment
North America	$197,459	$184,515	7%	$569,198	$518,221	10%
Europe	31,485	29,728	6%	86,003	83,143	3%
Asia/Pacific	2,030	1,896	7%	5,269	7,931	(34)%
Total	$230,974	$216,139	7%	$660,470	$609,295	8%
Net Sales by Product Group**
Wood Construction	$193,513	$182,869	6%	$562,025	$518,381	8%
Concrete Construction	37,461	33,229	13%	98,445	90,614	9%
Other	—	41	N/M	—	300	N/M
Total	$230,974	$216,139	7%	$660,470	$609,295	8%
Gross Profit (Loss) by Reporting Segment
North America	$99,524	$87,873	13%	$280,940	$243,325	15%
Europe	13,500	12,346	9%	34,746	33,026	5%
Asia/Pacific	511	178	N/M	1,867	381	N/M
Administrative and all other	(60)	(56)	N/M	(68)	(575)	N/M
Total	$113,475	$100,341	13%	$317,485	$276,157	15%
Income (Loss) from Operations
North America	$42,356	$33,432	27%	$112,924	$89,148	27%
Europe	3,899	3,563	9%	4,180	5,259	(21)%
Asia/Pacific	250	(945)	126%	1,257	(3,119)	140%
Administrative and all other	(728)	(801)	N/M	(5,019)	(4,753)	N/M
Total	$45,777	$35,249	30%	$113,342	$86,535	31%

*	Unfavorable percentage changes are presented in parenthesis.
**	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not material or not meaningful.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."
For further information, contact Tom Fitzmyers at (925) 560-9030.